SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (“Agreement”) is made by and between CryoPort, Inc., a Nevada corporation (the “Company”), and the investors a signatory hereto together with their permitted transferees and/or assigns (collectively, the “Investors”) as of the date of the Company’s execution hereof.

RECITALS

A. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, the aggregate number of units (collectively, the “Units”) set forth opposite each Investor’s name on such Investor’s signature page hereto (the “Offering”);

B. Each Unit shall consist of (i) one share of the Common Stock, and (ii) a Warrant to purchase one share of the Common Stock (subject to adjustment as set forth therein) in the form attached hereto as Exhibit A;

C. Each Unit will be sold at a price equal to the Per Unit Purchase Price and each Warrant will have an exercise price equal to the Per Unit Purchase Price (subject to adjustment as set forth therein);

D. The Company intends to sell and issue a number of Units in the Offering sufficient to allow it to generate gross proceeds of at least $5,000,000;

E. The Company and the Investors are executing and delivering this Agreement and completing the Offering in reliance upon the exemption from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder;

F. Contemporaneous with the execution of the Agreement, the parties hereto will become parties to a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the 1933 Act and applicable state securities laws with respect to the Shares and the Warrant Shares (each as defined below);

G. The Company has engaged Craig-Hallum Capital Group LLC, as lead manager (“Craig-Hallum”) and Emergent Financial Services, Inc., as co-manager, to act as placement agents (collectively with any other co-placement agents agreed upon by the Company and Craig-Hallum, the “Placement Agents”) in connection with the Offering on a “best efforts” basis on the terms set forth in that certain letter agreement, dated as of January 17, 2012, by and between Craig-Hallum and the Company; and

H Notwithstanding that the Placement Agents are not parties to this Agreement, the Company is making certain representations and warranties to the Placement Agents hereunder in consideration for the Placement Agents’ efforts in connection with the Offering, and the Company acknowledges that the Placement Agents are entitled to rely on such representations and warranties.

AGREEMENT

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person, as such terms are used in and construed under Rule 144.

“Annual Report” means the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 as filed with the SEC.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 promulgated under the 1933 Act) of the Company after reasonable inquiry or the knowledge that any of such executive officers are reasonably expected to have following reasonable inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Escrow Agent” means Private Bank Minnesota, who shall act as the escrow agent in connection with the Offering pursuant to the terms of an Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit C.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Liens” mean any and all liens, charges, claims, security interests, encumbrances or other restriction.

“OTCBB” means the OTC Bulletin Board.

“Per Unit Purchase Price” means $0.55.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Price” with respect to each Investor, means the aggregate amount set forth opposite such Investor’s name on such Investor’s signature page hereto, which equals the product of the Per Unit Purchase Price multiplied by the number of Units being acquired by such Investor pursuant to the terms of this Agreement.

“Regulation D” means Regulation D, as amended, promulgated by the SEC under the 1933 Act.

“Rule 144” means Rule 144 promulgated under the 1933 Act, as such rule may be amended from time to time, or any similar rule or regulation adopted by the SEC having substantially the same effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.7.

“Securities” means collectively, the Shares, the Warrants and the Warrant Shares.

“Shares” with respect to each Investor, means the number of shares of Common Stock being purchased by such Investor hereunder.

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC under the 1934 Act.

“Transaction Documents” means this Agreement, the Warrants, and the Registration Rights Agreement.

“Warrant” means the instrument in the form attached hereto as Exhibit A issued with each Unit pursuant to this Agreement and exercisable for the Warrant Shares.

“Warrant Shares” means the shares of Common Stock issuable pursuant to the Warrant whether upon exercise or otherwise.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute or regulation, and the rules and regulations promulgated by the SEC thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or regulation, and the rules and regulations promulgated by the SEC thereunder.

2. Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, on each Closing Date (as defined in Article 3), each Investor, severally and not jointly, shall purchase, and the Company shall sell and issue to each Investor, the number of Units (each of which shall be comprised of an equal number of Shares and Warrants) set forth opposite such Investor’s name on such Investor’s signature page attached hereto in exchange for the Purchase Price for such Units.

3. Closing. Subject to the satisfaction (or written waiver) of the other conditions to closing specified in Article 6, the date(s) and time(s) of the issuance and sale of the Units pursuant to Article 2 of this Agreement shall be determined by the Company and Craig-Hallum (each, a “Closing”). The initial Closing shall occur two (2) Business Days (T+2) following the date on which the Per Unit Purchase Price has been determined by the Company and Craig-Hallum. In the discretion of the Company and Craig-Hallum, there may be more than one Closing pursuant to this Agreement (the date on which any Closing occurs shall be referred to as a “Closing Date”). The Units sold in the initial Closing shall be sold at the same Per Unit Purchase Price as the Units sold in the subsequent Closings, if any. Each Investor, prior to the applicable Closing Date, shall deliver to the Escrow Agent (with a copy to Craig-Hallum) a duly executed copy of the Agreement and the Registration Rights Agreement and shall concurrently deliver the Purchase Price with respect to the Units to be purchased by the Investor in the Closing to the Escrow Agent. The Purchase Price shall be delivered, at the option of the Investor, either via check to the address for the Escrow Agent or via wire transfer using the wire transfer instructions for the Escrow Agent, each of which are set forth on Exhibit D. The Company shall have the right, in its reasonable discretion, to reject or delay any offer to purchase Units made by any Investor, in whole or in part, and such rejection or delay shall not constitute a breach of this Agreement. Each Closing of the purchase and sale of the Units shall take place at the offices of Snell & Wilmer L.L.P., 600 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, or at such other as the Company and Craig-Hallum shall mutually agree. Effective on each Closing Date, the Company and the Placement Agent shall, in accordance with the terms of the Escrow Agreement, cause the Escrow Agent to deliver to the Company the Purchase Price (less any amounts payable to the Placement Agents), on behalf of each Investor with respect to the Units being issued and sold to each Investor at such Closing and the Company shall deliver to each Investor (i) a certificate evidencing the Shares included in the Units purchased by such Investor in the Closing, and (ii) a fully executed Warrant, exercisable for the Warrant Shares, with respect to the Units purchased by such Investor in the Closing, each within five (5) Business Days after the relevant Closing Date.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors and the Placement Agents that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1 Subsidiaries. The Company has no direct or indirect Subsidiaries other than as specified in the SEC Filings (as defined in Section 4.7). The Company owns, directly or indirectly, all of the capital stock of each Subsidiary, as reported in the SEC Filings, free and clear of any and all Liens or restrictions on transfer under applicable securities laws, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

4.2 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and or lease its properties and to carry on its business as described in the SEC Filings and as conducted and proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business as described in the SEC Filings or its ownership or leasing of property makes such qualification or leasing necessary, except where the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect (as defined in Section 4.3).

4.3 Authorization; Enforcement; No Conflicts. The Company has the full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to otherwise carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its shareholders. This Agreement has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws in effect which affect creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (x) conflict with or violate any provision of the Company’s Amended and Restated Articles of Incorporation, Bylaws or other organizational or charter documents, or (y) conflict with, breach, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to the Company or any third party any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, contract, mortgage, indenture, credit facility, debt or other instrument or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (z) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (y) and (z), such as could not, individually or in the aggregate: (1) adversely affect the legality, validity or enforceability of this Agreement; (2) reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business, management, operations, or financial condition of the Company; or (3) adversely impair the Company’s ability to perform fully on a timely basis its obligations under this Agreement (any of foregoing clauses (1), (2) or (3), a “Material Adverse Effect”).

4.4 Capitalization. The capitalization of the Company as of the Closing Date is as set forth on Schedule 4.4. Except as described on Schedule 4.4, the Company has not issued any capital stock since its most recently filed SEC Filings, other than pursuant to the exercise of employee stock options under the Company’s stock incentive plans, and the issuance of shares of Common Stock pursuant to the conversion or exercise of securities convertible into, or exercisable for, Common Stock (collectively, “Common Stock Equivalents”) outstanding as of the date of the most recently filed SEC Filings. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Units and as set forth on Schedule 4.4, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any Company shareholder, the Board of Directors or others is required for the issuance and sale of the Units (including the Shares and the Warrants). There are no shareholder agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders. Except as contemplated by the Registration Rights Agreement and except for the Company’s obligation to maintain effective its currently outstanding registration statements, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person other than as set forth on Schedule 4.4 of the Disclosure Schedule. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.5 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Liens (other than restrictions created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants and the payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors. The Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants, free and clear of all Liens (other than restrictions created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.6 No Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the offer, issuance and sale of the Securities (including the Shares and the Warrants) require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (i) filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods, and (ii) the filing of a Form 8-K (and required exhibits thereto) disclosing the transactions contemplated by this Agreement and the other Transaction Documents. Subject to the accuracy of the representations and warranties of each Investor set forth in Article 5, the Company has taken all action necessary to exempt (w) the issuance and sale of the Shares, (x) the issuance and sale of the Warrants, (y) the issuance of the Warrant Shares upon due exercise of the Warrants, and (z) the other transactions contemplated by the Transaction Documents, from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Amended and Restated Articles of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to the Transaction Documents.

4.7 SEC Filings; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company and each Subsidiary under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, the “SEC Filings”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Filings prior to the expiration of any such extension. As of their respective dates, the SEC Filings complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as applicable, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company and its Subsidiaries are engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries. The financial statements of the Company included in the SEC Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. To the Company’s Knowledge, KMJ Corbin & Company LLP, which has expressed its opinion with respect to the financial statements and schedules filed in the SEC Filings (as applicable) is (i) an independent public accounting firm within the meaning of the 1933 Act, (ii) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (iii) not in violation of the auditor independence requirements of the Sarbanes-Oxley Act.

4.8 Use of Proceeds. The net proceeds of the sale of the Units hereunder shall be used by the Company for working capital and general corporate purposes, but shall not be used by the Company to prepay debt obligations of the Company or any Subsidiary that are outstanding as of the date hereof. For avoidance of doubt, the foregoing shall not prohibit the Company from using proceeds of the sale of Units for the scheduled payments (but not prepayment) of currently outstanding debt, nor shall it preclude the Company from incurring additional debt in the ordinary course of business and using such proceeds to repay such debt.

4.9 No Material Adverse Change. Except as described on Schedule 4.9, since the date of the last audited financial statements included with the SEC Filings, except as specifically disclosed in a subsequent SEC Filing filed after the Annual Report and prior to the date hereof, there has not been:

(a) any event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect;

(b) the incurrence by the Company or any its Subsidiaries of any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC;

(c) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(d) any issuance by the Company of any capital stock to any officer, director or Affiliate, except pursuant to the Company’s existing stock incentive plans;

(e) any material modification to the Company’s method of accounting applicable to the preparation of the financial statements included in the SEC Filings;

(f) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company or its Subsidiaries;

(g) any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it;

(h) any satisfaction or discharge of any Lien or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(i) any change or amendment to the Company’s Amended and Restated Articles of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(j) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(k) any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(l) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary; or

(m) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect.

4.10 Tax Matters. The Company and each Subsidiary has accurately prepared and timely filed all federal, state, local and foreign tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely and completely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental authority or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.11 Title to Properties. The Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from any and all Liens and other defects in title that could reasonably be expected to affect the value thereof or interfere with the use made or currently planned to be made thereof by them, other than as disclosed in the SEC Filings; and the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no terms or exceptions that would materially interfere with the use made or currently planned to be made thereof.

4.12 Certificates, Licenses and Permits; Compliance with Laws. The Company and each Subsidiary holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental authority or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and neither the Company nor any Subsidiary has received notice of any revocation or modification of any such franchise, grant, authorization, license, permit, easement, consent, certification or order or has reason to believe that any such franchise, grant, authorization, license, permit, easement, consent, certification or order will not be renewed in the ordinary course; and the Company and its subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

4.13 Labor Matters.

(a) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreements or other agreements with labor organizations. Neither the Company nor any Subsidiary has violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s or any Subsidiary’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s or any Subsidiary’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company or any Subsidiary and (iv) to the Company’s Knowledge, the Company and each Subsidiary enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company and each Subsidiary is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against the Company or any Subsidiary before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d) Except as described on Schedule 4.13, neither the Company nor any Subsidiary is a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code.

(e) Each of the Company’s employees and each employee of each Subsidiary is a Person who is either a United States citizen or a permanent resident entitled to work in the United States. To the Company’s Knowledge, neither the Company nor any Subsidiary has any liability for the improper classification by the Company or such Subsidiary of such employees as independent contractors or leased employees prior to the Closing.

4.14 Intellectual Property.

(a) All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as described in the SEC Filings, or as currently conducted or currently proposed to be conducted, has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. To the Company’s Knowledge, no patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as described in the SEC Filings, and as currently conducted or currently proposed to be conducted, to which the Company or any Subsidiary is a party or by which any of their assets are bound (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and to the Company’s Knowledge, there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as described in the SEC Filings, and as currently conducted or currently proposed to be conducted, and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, charges, security interests, encumbrances, or other adverse claims or obligations to license all such owned Intellectual Property and Confidential Information. The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

(d) To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as described in the SEC Filings, or as currently conducted or currently proposed to be conducted.

(f) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each current employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as described in the SEC Filings, and as currently conducted or currently proposed to be conducted, has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, to the Company’s Knowledge, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

4.15 Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is currently subject to any claim relating to any Environmental Laws, and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.16 Litigation. Except as described on Schedule 4.16, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties or assets; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated and no basis exists for any such actions, suits or proceedings. Neither the Company nor any Subsidiary, nor any director or officer thereof, is, or during the past five years has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.17 Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage underwritten by insurers of recognized financial responsibility in amounts which are customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.18 Brokers and Finders. Other than the Placement Agents, no Person will have, as a result of the transactions contemplated by this Agreement or the other Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investors for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.19 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.20 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would (i) adversely affect reliance by the Company on the exemption from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder for the issuance and sale of the Securities and the other transactions contemplated hereby, or (ii) require registration of the Securities under the 1933 Act.

4.21 Regulation D Offering. Assuming the accuracy of the Investment Representations (as defined in Section 6.2), the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 pursuant to the exemption from securities registration afforded by Section 4(2) of the 1933 Act and Rule 506 of Regulation D .

4.22 Investment Company Status. The Company is not and upon consummation of the issuance and sale of the Units will not be an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

4.23 Anti-Bribery; Anti-Money Laundering; Sanctions. Each of the Company and its Subsidiaries, and each of their respective officers and directors and, to the Company’s Knowledge, their respective employees, supervisors, managers and agents, has not violated, and the Company’s participation in the Offering as contemplated hereunder will not violate: (i) applicable anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other law, rule or regulation of similar purposes and scope, (ii) applicable anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, or (iii) applicable laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing.

4.24 Transactions with Affiliates. Except as disclosed on Schedule 4.24, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.25 Sarbanes-Oxley Act Compliance. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder. The Company makes and keeps accurate books and records, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Filings, the Company’s internal control over financial reporting is effective and none of the Company, its board of directors or audit committee is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls; and since the end of the latest audited fiscal year, there has been no change in the Company’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has established and maintains disclosure controls and procedures (as defined in 1934 Act Rules 13a-15 and 15d-15) that are effective for ensuring that material information about the Company and its Subsidiaries is made known to the principal executive officer and the principal financial officer. The Company has utilized such controls and procedures in preparing the financial statements and other disclosures in the SEC Filings.

4.26 Acknowledgment Regarding Purchase of Units. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Investor’s purchase of the Shares. The Company further represents to the Investor that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

4.27 Disclosures. Neither the Company nor any Person acting on its behalf has provided the Investors or their agents with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby. The written materials delivered or made available to the Investors in connection with the transactions contemplated by the Transaction Documents (the “Offering Materials”) have been prepared solely by the Company and no other party (including the Placement Agents or any Investor) is responsible for the contents of the Offering Materials. The Offering Materials do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.28 Regulation M Compliance. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares or the Warrant Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares or the Warrant Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agents in connection with the placement of the Units.

5. Representations and Warranties of each Investor. Each Investor, severally and not jointly, hereby represents and warrants to the Company that:

5.1 Organization and Existence. To the extent such Investor is an entity, such Investor has been duly organized and has all requisite corporate, partnership, limited liability company or other entity power and authority to invest in the Securities pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account and not with a view towards the distribution of such Securities, and such Investor has no present intention of distributing the Securities in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of the Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.

5.4 Broker Status. Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.5 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.6 Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the Offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.7 Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.8 Legends. It is understood that, certificates evidencing the Securities may bear the following or any similar legend (in addition to any other legends that may be required):

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.9 Accredited Investor. Such Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, pursuant to the basis indicated on such Investor’s signature page.

5.10 No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.11 Certain Activities. Since the date on which the Placement Agents first contacted such Investor about the Offering, such Investor has not disclosed any information regarding the Offering to any third parties (other than its Affiliates and legal, accounting and other advisors who are bound by agreements or duties of confidentiality) and has not engaged in any purchases or sales involving the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities). Such Investor covenants that it will not engage in any purchases or sales involving the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. The Investor agrees that it will not use any of the Securities acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the 1934 Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

5.12 Brokers and Finders. Other than the Placement Agents, no Person will have, as a result of the transactions contemplated by this Agreement and the other Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or such Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of the Investors to purchase the Units at any Closing is subject to the fulfillment to the reasonable satisfaction of Craig-Hallum and the Investors, on or prior to the Closing Date, of each of the following conditions. These conditions are for each Investor’s benefit and may be waived (in whole or in part) with respect to any Investor by that Investor at any time in its sole discretion:

(a) The representations and warranties made by the Company in Article 4 shall be true and correct in all respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

(b) The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c) The Investors shall have received a certificate dated as of each Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying as to the matters contained in Section 6.1(a) and (b).

(d) The Investors shall have received a certificate of the Company’s Secretary, attaching thereto (i) a copy of the Company’s Amended and Restated Articles of Incorporation, Bylaws or other organizational or charter documents, as then in effect, (ii) resolutions adopted by the Company’s Board of Directors authorizing the transactions contemplated by the Transaction Documents, and (iii) good standing certificates (including tax good standing) with respect to the Company from the Company’s jurisdiction of incorporation, dated a recent date before the Closing.

(e) The Company shall have delivered or caused to be delivered an irrevocable instruction letter to the Company’s transfer agent instructing the transfer agent to deliver a stock certificate evidencing the Shares purchased by each Investor within two Business Days of such instruction.

(f) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(g) The Company shall have executed and delivered this Agreement to each Investor.

(h) The Company shall have executed and delivered the Registration Rights Agreement.

(i) The Company shall have executed and delivered the Warrants to be issued to the Investors purchasing Units at the Closing.

(j) The Company’s legal counsel, Snell & Wilmer L.L.P., shall have executed and delivered to Craig-Hallum and the Investors a legal opinion reasonably acceptable to counsel to Craig-Hallum.

(k) The Company shall have executed and delivered the Escrow Agreement to the Escrow Agent and Placement Agent.

(l) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(m) No stop order or suspension of trading shall have been imposed by the OTCBB, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(n) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Units at any Closing is subject to the fulfillment to the reasonable satisfaction of the Company on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by each Investor in Article 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on each Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on each Closing Date with the same force and effect as if they had been made on and as of said date.

(b) Each Investor shall have performed in all material respects all obligations and covenants herein required to be performed by such Investor on or prior to the Closing Date.

(c) Each Investor shall have executed and delivered this Agreement.

(d) Each Investor shall have executed and delivered the Registration Rights Agreement.

(e) Each Investor shall have delivered to the Escrow Agent the Purchase Price payable by such Investor in connection with the purchase of Units at the Closing.

(f) The Placement Agent and Escrow Agent shall have executed and delivered the Escrow Agreement to the Company.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to consummate any Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investors;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By the Investors if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investors; or

(iv) By either the Company or the Investors if the Closing has not occurred on or prior to the date thirty days after the date hereof; provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

7. Covenants and Agreements of the Company.

7.1 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms.

7.2 Reports. The Company will furnish to each Investor and/or its assignee such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by such Investor and/or its assignees; provided, however, that the Company shall not disclose material nonpublic information to such Investor, or to any advisor to or representative of such Investor, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides such Investor, such advisor and representative with the opportunity to accept or refuse to accept such material nonpublic information for review and such Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.4 Insurance. The Company shall not materially reduce the insurance coverages described in Section 4.17.

7.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6 Best Efforts. Each party will use its reasonable best efforts to satisfy in a timely fashion each of the conditions to be satisfied by it under Article 6.

7.7 Form D; Blue Sky Laws. The Company will timely file a Notice of Sale of Securities on Form D with respect to the Securities, as required under Regulation D. The Company will, on or before each Closing Date, take such action as it reasonably determines to be necessary to register or qualify the Securities for sale to the Investors under this Agreement under applicable securities laws of the states of the United States (or to obtain an exemption from such registration or qualification).

7.8 No Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, make any offers or sales of any security or solicit offers to buy or otherwise negotiate in respect of any offer or sale of any security (other than the Securities) under circumstances that would cause the offering of the Securities to be integrated with any other offering of securities by the Company.

7.9 Securities Laws Disclosure. The Company will file a Current Report on Form 8-K with the SEC disclosing the material terms of the Transaction Documents within four Business Days after the date of this Agreement; provided, however, that, subject to such filing requirements, the Company shall provide the Investors and Craig-Hallum with a reasonable opportunity to review and comment on the Form 8-K before the Company files it with the SEC. In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the OTCBB, as applicable.

7.10 Removal of Legends. In connection with any sale or disposition of the Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by such Investor with the requirements of this Agreement, the Company shall or, in the case of Common Stock, shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue replacement certificates representing the Securities sold or disposed of without restrictive legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the Shares becoming freely tradable by a non-affiliate pursuant to Rule 144, the Company shall, with respect to each Investor, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by such Investor that Rule 144 applies to the shares of Common Stock represented thereby or (2) a statement by such Investor that such Investor has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the applicable registration statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates, upon an Investor’s written request, the Company shall promptly cause certificates evidencing such Investor’s Securities to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Warrants shall not bear such restrictive legends provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Warrant Shares.

8. Survival and Indemnification.

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive each Closing of the transactions contemplated by this Agreement.

8.2 Indemnification. In consideration of each Investor’s execution and delivery of this Agreement and its acquisition of the Units hereunder, and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, the Company will defend, protect, indemnify and hold harmless each Investor and each other holder of the Common Shares and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing person’s agents or other representatives (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (regardless of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by an Indemnitee as a result of, or arising out of, or relating to (i) any breach of any representation or warranty made by the Company in this Agreement or in any of the other Transaction Documents (or in any other certificate, instrument or document contemplated hereby or thereby), (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any of the other Transaction Documents (or in any other certificate, instrument or document contemplated hereby or thereby), (iii) the execution, delivery, performance, breach or enforcement of this Agreement or any of the other Transaction Documents (or in any other certificate, instrument or document contemplated hereby or thereby) by the Company, or (iv) actions, causes of action, suits, or claims that the Offering Materials contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or that make similar allegations. To the extent that the foregoing undertaking by the Company is unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

8.3 Conduct of Indemnification Proceedings. The Indemnitees shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitees, unless: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company shall have failed to promptly assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitees in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnitees and the Company, and such Indemnitees shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnitees and the Company (in which case, if such Indemnitees notify the Company in writing that they elect to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense thereof and such counsel shall be at the reasonable expense of the Company; provided, however, that in no event shall the Company be responsible for the fees and expenses of more than one separate counsel). The Company shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of a majority of the Indemnitees, effect any settlement of any pending proceeding in respect of which Indemnitees are a party, unless such settlement includes an unconditional release of such Indemnitees from all liabilities that are the subject matter of such proceeding. Subject to the foregoing, all fees and expenses (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend any such proceeding in a manner inconsistent with this Article 8) of the Indemnitees shall be paid to the Indemnitees as incurred, within 20 Business Days of written notice thereof to the Company, which notice shall be delivered no more frequently than on a monthly basis; provided, that the Indemnitees shall reimburse the Company for any and all such fees and expenses to the extent it is finally judicially determined that such Indemnitees are not entitled to indemnification hereunder.

9. Miscellaneous.

9.1 Successors and Assigns; Third Party Beneficiaries. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable; provided, however, that any Investor may assign its rights and delegate its duties hereunder in whole or in part to its Affiliate or to a third party acquiring some or all of the Securities in a transaction complying with applicable securities laws without the prior written consent of the Company. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns (and except for the Placement Agents) any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement and any other Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any other Transaction Document. The decision of each Investor to purchase Units pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Units (including the Common Stock and Warrants) or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier, and (v) if sent by electronic mail (email) then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient, or (B) one Business Day after such notice is sent to the email address provided by the recipient. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

CryoPort, Inc.

20382 Barents Sea Circle

Lake Forest, California 92630

Attention: Larry G. Stambaugh

Telephone No.: (949) 470-2300

Telecopier No.: (949) 470-2306

with a copy to (which copy shall not be deemed notice):

Mark R. Ziebell

Snell & Wilmer L.L.P.

600 Anton Boulevard

Suite 1400

Costa Mesa, California 92626

Telephone No.: (714) 427-7000

Telecopier No.: (714) 724-7799

If to an Investor:

to the address set forth on such Investor’s signature pages hereto.

By providing an email address on its signature page hereto, the Investor hereby consents to receiving notices under this Agreement by email.

9.6 Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents; provided, however, that the Company shall, at the first Closing under this Agreement, reimburse Craig-Hallum for the reasonable fees and expenses of its legal counsel, Faegre Baker Daniels LLP in an amount not to exceed $40,000. The Company shall pay all stamp and other taxes and duties, if any, levied in connection with the sale of the Units.

9.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each Investor who has purchased Securities in the offering contemplated hereby. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement between the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in Orange County and the United States District Court for the Southern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date or dates set forth below.

The Company	CRYOPORT, INC.

	By:	/s/ Larry G. Stambaugh
Name: Larry G. Stambaugh
Title: Chief Executive Officer

Effective: February 17, 2012

[Company’s Signature Page to the Securities Purchase Agreement]

Investor:

If Investor is an individual:	If Investor is an entity:

Signature: __________________ Name (printed): __________________ Social Security #: __________________	Entity Name: ______________________ Signature: ______________________ Name Printed: ______________________ Title of Signor: ______________________ Tax ID Number: ______________________

	September 30,	September 30,	September 30,
Number of Units (Whole Numbers only):

Per Unit Purchase Price:

Aggregate Purchase Price:

(Number of Units multiplied by the Per Unit Purchase Price)

Address for Notice:

_________________________________

_________________________________

Telephone:________________________

Fax:______________________________

Contact Person:_____________________

Email:____________________________

Note:	By providing an email address, the undersigned hereby consents to receipt of notices by email.

Basis of “Accredited Investor” Status:

☐	Investor is a natural person with individual or joint net worth with Investor’s spouse in excess of $1,000,000 (exclusive of the equity in the primary residence of the Investor or the Investor’s spouse, but including the amount of any indebtedness on such residence in excess of the fair market value of the property, if the lender has recourse to investor for deficiencies).

☐	Investor is a natural person who has had individual income in excess of $200,000 in each of the past two calendar years OR joint income with the Investor’s spouse in excess of $300,000 in each of the past two calendar years and reasonably expects to reach such income level in the current calendar year.

☐	Investor is a corporation, partnership or an organization described in 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000 and was not formed with the specific purpose of acquiring the Units.

☐	Investor is a trust with total assets in excess of $5,000,000, and was not formed for the specific purpose of acquiring the Units.

☐	Investor is an entity in which all of the equity owners are accredited investors and Investor shall, upon request, provide information with respect to each of the equity owners and the basis for their status as accredited investors.

[Investor’s Signature Page to the Securities Purchase Agreement]

DISCLOSURE SCHEDULE FOR SECURITIES PURCHASE AGREEMENT

This Disclosure Schedule is an itemization by CryoPort, Inc., a Nevada corporation (the “Company”), of those matters which constitute exceptions to the representations and warranties contained in Article 4 of the Securities Purchase Agreement, dated February 9, 2012 the “Purchase Agreement”), by and among the Company and the Investors. Unless otherwise noted herein, any capitalized term in this Disclosure Schedule shall have the same meaning assigned to such term in the Purchase Agreement.

This Disclosure Schedule and the information and disclosures contained herein are intended to supplement the representations, warranties, covenants and agreements of the Company contained in the Purchase Agreement (collectively, the “Representations and Covenants”) and shall be deemed to be an integral part of the Representations and Covenants. Pursuant to Section 8.1 of the Purchase Agreement, the Representations and Covenants (as such are supplemented by the information set forth on this Disclosure Schedule), shall survive each Closing of the transactions contemplated by the Purchase Agreement. In addition, the breach of any Representations and Covenants (as such are supplemented and qualified by the information set forth on this Disclosure Schedule), are intended to be covered by the Company’s indemnification obligations pursuant to Article 8 of the Purchase Agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers in the Purchase Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Purchase Agreement where such disclosure would be appropriate and reasonably apparent. Disclosure of any information or document herein is not a statement or admission that it is material or required to be disclosed herein. References to any document do not purport to be complete and are qualified in their entirety by the document itself.

SCHEDULE 4.4

Capitalization

As of February 10, 2012,

(a) The Company is authorized to issue 250,000,000 shares of Common Stock, $0.001 par value per share, and 2,500,000 shares of Preferred Stock, $0.001 par value per share.

(b) There are 28,283,074 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

(c) There are 31,577,838 additional shares of common stock reserved for issuance as follows:

September 30,
Number of Shares of Common Stock Issuable or Reserved For Issuance
Common stock issuable upon conversion of outstanding convertible debentures	210,189

Common stock issuable upon exercise of outstanding warrants (including the warrants referred to in Schedule 4.9 below)	27,426,748

Common stock issuable upon exercise of outstanding options or reserved for future incentive awards under stock incentive plans	3,940,901

Total	31,577,838

Participation Rights

The investors who participated in the Company’s private placement transaction which was conducted from August 2010 to October 2010 have a right to participate in the Offering contemplated by the Purchase Agreement. The Company has timely provided notice to all such investors in accordance with the provisions of the applicable documents granting such participation rights. Only one investor notified the Company that it desired to participate in the Offering with an investment of $150,000.

Registration Rights

An existing shareholder of the Company is the holder of a warrant to purchase 200,000 shares of Common Stock. The warrant contains piggyback registration rights with respect to the resale of the shares underlying the warrant. The Company has provided notice to such shareholder of the Company’s intent to file a registration statement as required by the Registration Rights Agreement and of such shareholder’s right to include the 200,000 shares in such registration statement.

SCHEDULE 4.9

(h) Because the Warrants to be issued in the Offering contain certain provisions which could result in an adjustment to the exercise price thereof, or otherwise may entitle the holders thereof to receive additional shares of the Common Stock in certain circumstances, the Offering would constitute a variable rate transaction as defined those certain Securities Purchase Agreements (the “Purchase Agreements”) dated as of September 27, 2007 and May 30, 2008, by and among CryoPort, Inc. (the “Company”), on the one hand, and BridgePointe Master Fund Ltd., Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, Ena (collectively the “Investors”). Entering into a variable rate transaction would constitute a default under the Purchase Agreements (the “Variable Rate Default”). In addition, because the Warrants contain provisions that would give the holders of the Warrants the option to cause the Company to redeem such Warrants (or the Common Stock issuable upon exercise thereof) upon the occurrence of certain transactions, the issuance of the Warrants would trigger a default under certain outstanding convertible debentures issued pursuant to the Purchase Agreements (a “Redemption Default”).

On February 9, 2012, the Company and Investors executed a consent and waiver pursuant to which the Investors waived the Variable Rate Default and Redemption Default in consideration for the Company’s issuance to each of BridgePointe Master Fund Ltd. and Enable Growth Partners LP (on behalf of itself and its affiliate Investors) of a five-year warrant to purchase 140,000 shares of the Company’s Common Stock at an exercise price equal to $0.69 (the “Additional Warrants”). The Additional Warrants shall be in the form issued to the investors in the Offering. The Additional Warrants will be issued at the initial Closing. In addition, the Company further agreed prior to the first closing of the Offering, to deposit an amount equal to $444,167.65 (representing the current outstanding principal balance) into an escrow account with the Escrow Agent, pursuant to an escrow agreement that provides for disbursements from such escrow account to BridgePointe Master Fund Ltd. pursuant to the current schedule of payments for the outstanding debentures (the “Payment to Escrow”). The escrow agreement will also provide that such funds will be immediately returned to the Company in the event that there is not a closing of the Offering within ten days after such deposit; provided that the Company would then again be required to make the Payment to Escrow prior to the first closing of the Offering, in the event such closing occurred after receiving a refund from the escrow account. The Company shall cause the deposit to be paid from its operating accounts and not from the proceeds of the Offering. The other Investors did not require a similar escrow arrangement as a condition to their waiver.

SCHEDULE 4.13

Severance and Change of Control Payments

Pursuant to Mr. Stambaugh’s employment agreement, if the Company terminates Mr. Stambaugh’s employment other than “for cause” or Mr. Stambaugh terminates his employment due to a “constructive discharge” (each as defined in his employment agreement), subject to Mr. Stambaugh’s signing of a general release, Mr. Stambaugh will receive a severance payment equal to (i) six months’ base salary, if such termination occurs during the first twelve months of his employment, or (ii) twelve months’ base salary if such termination occurs following the first twelve months of his employment, and, in either instance, health care insurance coverage for one year.

Pursuant to Mr. Stefanovich’s employment offer, in the event that Mr. Stefanovich’s employment with the Company is terminated as a result of a “change of control,” as is defined in the Company’s 2009 incentive plan, he will be entitled to receive a severance payment equal to twelve months of his base salary, continuation of health benefits for a period of twelve months, and the unvested portion of his stock option grants immediately shall vest in full. Separately, in the event his employment is terminated by the Company for reasons other than cause, Mr. Stefanovich will be entitled to receive a severance payment equal to six months of his base salary plus continuation of health benefits for a period of six months.

Pursuant to Mr. Engelhart’s employment offer, in the event that Mr. Engelhart’s employment with the Company is terminated as a result of a “change of control”, as is defined in the Company’s 2009 incentive plan, he will be entitled to receive a severance payment equal to six months of his base salary and the unvested portion of his stock option grants shall immediately vest in full.

Pursuant to Mr. Bret Bollinger’s employment agreement dated January 1, 2010, in the event that the Company terminates Mr. Bollinger’s employment without “cause” or in connection with a “change in control” (each as defined in the employment agreement), then upon such termination, the Company is obligated to pay to Mr. Bollinger as severance an amount equal to six months of his current base salary.

SCHEDULE 4.16

None

SCHEDULE 4.20

The investors who participated in the Company’s private placement transaction which was conducted from August 2010 to October 2010 have a right to participate in the Offering contemplated by the Purchase Agreement. The Company has timely provided notice to all such investors in accordance with the provisions of the applicable documents granting such participation rights. Notwithstanding the grant of the participation right to certain of the Company’s shareholders, and the potential that some or all of such shareholders may participate in the Offering, the Company hereby affirms the representations and warranties set forth in Section 4.20 of the Purchase Agreement.

SCHEDULE 4.24

None

EXHIBIT A — FORM OF WARRANT

EXHIBIT B — FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C – FORM OF ESCROW AGREEMENT

EXHIBIT D—ESCROW AGENT ADDRESS AND WIRE TRANSFER INSTRUCTIONS

Wire Instructions:

Name of Bank: Private Bank Minnesota

ABA No. 091005836

Swift Code:

For further credit to: Account No. 3041175

Name of Account: CRYX Escrow Account

Reference:

Address:	222 South Ninth Street
Minneapolis, MN	55402